Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 25, 2024 and December 16, 2022 with respect to the consolidated financial statements of Radiopharm Theranostics Limited contained in the Registration Statement on Form 20-F (File No. 001-41621). We consent to the use of the aforementioned report in the Registration Statement of Radiopharm Theranostics Limited.

/s/ GRANT THORNTON AUDIT PTY LTD

Melbourne, Australia

September 25, 2024